Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2016 RESULTS

HOUSTON, August 10, 2016 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2016.

Second Quarter Highlights -

•	Total revenue was $24.3 million compared to $30.7 million in Q2 2015.

•	Cash resales totaled $19.1 million compared to $15.1 million in Q2 2015.

•	Cash flows from operating activities were ($5.9) million compared to $1.0 million in Q2 2015.

•	Cash EBITDA was $15.0 million compared to $10.0 million in Q2 2015.

•	Net loss was $9.2 million compared to $2.3 million in Q2 2015.

First Six Months Highlights -

•	Total revenue was $36.3 million compared to $55.0 million in 2015.

•	Cash resales totaled $21.8 million compared to $27.3 million in 2015.

•	Cash flows from operating activities were $4.8 million compared to $46.0 million in 2015.

•	Cash EBITDA was $13.3 million compared to $16.7 million in 2015.

•	Net loss was $23.1 million compared to $9.9 million in 2015.

“We were very pleased with the $19.1 million level of cash resales achieved in the second quarter. Some clients are beginning to take advantage of improving economics and M&A opportunities,” commented Rob Monson, chief executive officer and president. “Although we have begun to see some improvement in activity from our client base, the volatility and uncertainty of crude oil prices continues to put pressure on E&P companies. Our outlook for the remainder of the year remains cautious as we think seismic spending will continue to fluctuate quarter to quarter.”

Total revenue for the second quarter of 2016 was $24.3 million, consisting of acquisition underwriting revenue of $4.9 million, resale licensing revenue of $19.1 million and Solutions and other revenue of $0.4 million. This compares to total revenue of $30.7 million in the second quarter of 2015, consisting of acquisition underwriting revenue of $10.4 million, resale licensing revenue of $20.0 million and Solutions and other revenue of $0.3 million. The decrease in acquisition underwriting revenue was due to a planned reduction in new data acquisition projects as a result of the current industry environment. Our new data acquisition activity in the second quarter of 2016 occurred in the U.S. with a focus in the Permian unconventional play as well as activity in Northern Louisiana. Cash resales, a component of resale licensing revenue, were $19.1 million in the second quarter of 2016 compared to cash resales of $15.1 million in the second quarter of 2015.

Total revenue for the six months ended June 30, 2016 was $36.3 million compared to $55.0 million for the same period last year. Acquisition underwriting revenue was $9.9 million for the first six months of 2016 compared to $22.2 million in the first six months of 2015. This decrease was primarily attributable to the planned reduction in activity discussed above. Total resale licensing revenue was $25.5 million in the first six months of 2016 compared to $31.7 million in the first six months of 2015. For the first six months of 2016, cash resales were $21.8 million compared to $27.3 million in the first six months of 2015 reflecting reduced capital spending by our E&P clients as a result of the continued low commodity price environment. Solutions and other revenue was $0.9 million in the first six months of 2016 compared to $1.1 million in the first six months of 2015. Solutions revenue is primarily driven by the level of seismic revenue; therefore, the decrease between the six-month periods resulted from the lower level of seismic revenue activity.

Our net loss was $9.2 million for the second quarter of 2016 compared to a net loss of $2.3 million for the second quarter of 2015. The increase in the loss between quarters was primarily due to a reduction in revenues and higher amortization of our

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seismic data library partially offset by lower selling, general and administrative (“SG&A”) expenses and higher income tax benefit. Our net loss was $23.1 million in the first six months of 2016 compared to $9.9 million in the first six months of 2015. The increase in loss between the six month periods was primarily due to a reduction in revenues and lower income tax benefit offset slightly by lower SG&A expenses and lower amortization of our seismic data library.

Cash flows from operating activities were ($5.9) million in the second quarter 2016 compared to $1.0 million in the second quarter of 2015. The reduction between the periods was primarily due to reduced collections on cash resales as a result of the low level of cash resale activity in the first quarter of 2016. Cash flows from operating activities were $4.8 million for the first six months of 2016 compared to $46.0 million for the first six months of 2015. The decrease between periods was primarily due to the first six months of 2015 including significant collections from cash resale activity in the fourth quarter of 2014 as well as the reduced level of cash resales and lower acquisition underwriting revenue in 2016.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $15.0 million in the second quarter of 2016 compared to $10.0 million in the same period last year. The increase from the second quarter of 2015 was the result of higher cash resales and lower cash SG&A expenses. Cash EBITDA was $13.3 million in the first six months of 2016 compared to $16.7 million in the first half of last year. The decrease from the first half of 2015 to 2016 was primarily due to a reduction in cash resales partially offset by lower routine cash SG&A expenses.

SG&A expenses were $4.7 million in the second quarter of 2016 compared to $5.5 million in the second quarter of last year. The decrease from the second quarter of 2015 to the second quarter of 2016 was primarily due to savings of $0.7 million in salaries and benefits from reduced headcount throughout 2015 and 2016 through attrition and layoffs in October 2015 and February 2016. SG&A expenses were $10.6 million in the first six months of 2016 compared to $11.9 million in the same period last year. The decrease from the first half of 2015 primarily consisted of a $2.1 million decrease in routine overhead costs partially offset by an increase in non-routine costs of $1.0 million. The reduction in routine overhead costs in the six month periods mainly consisted of savings of $1.5 million in salaries and benefits from reduced headcount. Additionally, variable compensation was lower in the first six months of 2016 by $0.2 million resulting from lower revenue activity. Non-routine costs were primarily made up of termination benefits of $0.9 million related to layoffs of personnel in 2016.

In August 2016, we had a further reduction of headcount in our Canadian operations as we consolidate and centralize certain functions. Currently, we estimate that this reduction, along with other cost saving measures implemented to date, should result in our 2016 SG&A expenses, excluding severance and other non-routine costs, being approximately $3.0 million less than our routine SG&A expenses for the full year of 2015.

We expect our net cash capital expenditures for the year will be approximately $4.0 million. In the first six months of 2016, our net cash capital expenditures totaled $(0.1) million caused by acquisition underwriting revenue being in excess of gross capital costs due to a revision to the previous estimated costs related to one of our new data acquisition surveys, resulting in a reduction of the gross costs of approximately $2.5 million. Gross capital expenditures for the first six months of 2016 were $10.8 million, of which $9.0 million related to new data acquisition. Our current backlog of capital expenditures related to acquisition programs is $11.2 million, of which we have obtained underwriting of $11.1 million, reflecting approximately 99% underwriting. We expect all of the work on these projects to occur in 2016.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss second quarter results for 2016 on Thursday, August 11, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 18412757. A replay of the call will be available until August 18, 2016 by dialing 800-585-8367, Conference ID 18412757 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in approximately 43,800 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$44,473	$52,675
Receivables, net	27,805	17,304
Net seismic data library	136,798	161,363
Net property and equipment	2,198	2,603
Prepaid expenses, deferred charges and other	2,167	2,183
Intangible assets, net	3,507	5,528
Goodwill	184,403	179,792
Deferred income taxes	59	39
TOTAL ASSETS	$401,410	$421,487

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$21,614	$23,650
Income taxes payable	175	—
Senior Notes	246,262	245,696
Obligations under capital leases	1,664	1,661
Deferred revenue	24,503	25,903
Deferred income taxes	1,563	2,361
TOTAL LIABILITIES	295,781	299,271

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,581	400,505
Retained deficit	(281,865)	(258,766)
Accumulated other comprehensive loss	(13,087)	(19,523)
TOTAL STOCKHOLDER’S EQUITY	105,629	122,216
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$401,410	$421,487

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

REVENUE	$24,340	$30,722	$36,290	$55,048

EXPENSES:
Depreciation and amortization	24,805	20,407	39,906	43,487
Cost of sales	11	27	33	127
Selling, general and administrative	4,668	5,543	10,627	11,857
	29,484	25,977	50,566	55,471

INCOME (LOSS) FROM OPERATIONS	(5,144)	4,745	(14,276)	(423)

Interest expense, net	(6,334)	(6,332)	(12,690)	(12,639)
Foreign currency exchange gains (losses)	(10)	38	163	(1,421)
Other income	4	5	10	5

Loss before income taxes	(11,484)	(1,544)	(26,793)	(14,478)
Provision (benefit) for income taxes	(2,249)	732	(3,694)	(4,556)

NET LOSS	$(9,235)	$(2,276)	$(23,099)	$(9,922)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $19.1 million in the second quarter of 2016 compared to $15.1 million in the second quarter of 2015 and $21.8 million in the first six months of 2016 compared to $27.3 million in the first six months of 2015.

The following table summarizes the components of Seitel's revenue (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total acquisition underwriting revenue	$4,909	$10,411	$9,861	$22,185

Resale licensing revenue:
Cash resales	19,135	15,121	21,833	27,307
Non-monetary exchanges	—	7,793	222	7,924
Revenue recognition adjustments	(64)	(2,941)	3,470	(3,483)
Total resale licensing revenue	19,071	19,973	25,525	31,748

Total seismic revenue	23,980	30,384	35,386	53,933

Solutions and other	360	338	904	1,115
Total revenue	$24,340	$30,722	$36,290	$55,048

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash EBITDA	$15,030	$9,977	$13,259	$16,722
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	4,886	10,409	9,837	22,021
Revenue recognition adjustments from contracts payable in cash	(1,404)	(844)	2,352	(1,272)
Severance and other non-routine costs	(160)	(5)	(1,106)	(87)
Interest expense, net	(6,334)	(6,332)	(12,690)	(12,639)
Amortization of deferred financing costs	310	296	628	585
Decrease in allowance for doubtful accounts	(21)	—	(21)	—
Other cash operating income	3	5	3	5
Current income tax expense	(9)	(180)	(9)	(266)
Changes in operating working capital	(18,236)	(12,361)	(7,499)	20,961
Net cash provided by (used in) operating activities	$(5,935)	$965	$4,754	$46,030

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2016 and our estimate for the year ending December 31, 2016 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Six Months Ended June 30, 2016	Estimate for Remainder of 2016	Estimate for 2016
New data acquisition	$8,957	$11,200	$20,157
Cash purchases and data processing	626	3,400	4,026
Non-monetary exchanges	1,022	1,000	2,022
Property and equipment and other	145	500	645
Total capital expenditures	10,750	16,100	26,850
Less:
Non-monetary exchanges	(1,022)	(1,000)	(2,022)
Cash underwriting	(9,837)	(11,100)	(20,937)
Net cash capital expenditures	$(109)	$4,000	$3,891

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